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                                                                    Exhibit 10.5

                             AAB INDEMNITY AGREEMENT

      This Indemnity Agreement is made this 6th day of August, 2001, by and among US LEC Corp., a Delaware corporation (the "Company"), Metacomm, LLC, a North Carolina limited liability company ("Metacomm"), RTA Associates, LLC, a New York limited liability company ("RTA"), Richard T. Aab ("Aab") and Joyce M. Aab.

                                    RECITALS

      WHEREAS, the Company, Metacomm, Aab, Melrich Associates, L.P. a New York limited partnership ("Melrich"), Tansukh V. Ganatra ("Ganatra") and Super STAR Associates Limited Partnership, a Georgia limited partnership ("Super STAR") entered into a Plan of Recapitalization on August 6,2001 (the "Agreement").

      WHEREAS, the Company, solely for financial accounting purposes in its first fiscal quarter of 2000, reduced additional paid-in capital by $36 million representing amounts due from Metacomm to the Company for services, facilities and commission advances and treated this amount as a deemed distribution to Aab in his capacity as a stockholder of the Company (the "First Quarter Book Classification"); and

      WHEREAS, in consideration of the performance by Metacomm, Aab, and Melrich of their respective obligations under the Agreement, the Company has agreed to indemnify and hold harmless Metacomm, RTA, Aab and Joyce M. Aab (each, a "Covered Person") from and against certain tax liabilities, if any, caused by the First Quarter Book Classification;

      NOW, THEREFORE, in consideration of the performance by Metacomm, Aab, and Melrich of their respective obligations under the Agreement, the parties hereto agree as follows:

      1. Indemnification.

            (a) The Company agrees to indemnify and hold harmless each Covered Person from and against any tax liability (including interest and penalties), including any tax liability arising from any amounts paid to a Covered Person pursuant to this Indemnity Agreement, under federal, New York and North Carolina income tax laws if a Covered Person is required to recognize an actual or constructive dividend or a discharge of indebtedness caused by the First Quarter Book Classification.

            (b) If the Company is required to indemnify a Covered Person pursuant to subsection (a), the amount of the indemnity will be equal to
      (i) the Covered Person's Tax Amount (as defined below) for the years 2000 and 2001, minus (ii) the Covered Person's Tax Amount for the years 2000 and 2001 that would have applied if the Company had never made the accounting entries for the First Quarter Book Classification. For purposes of these calculations, any 2001 capital loss carryforwards will be valued at the tax savings that would have resulted if they were fully utilized in 2001 to offset capital gains, and any 2001 net operating loss carryforwards will be valued at the

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      tax savings that would have resulted if they were fully utilized in 2001 to offset ordinary income. The term "Tax "Amount" means the sum of a Covered Person's federal, New York and North Carolina income tax liabilities (including interest and penalties) for a specified year, plus any income tax liabilities resulting from the payment of amounts to a Covered Person pursuant to this Indemnity Agreement for any year in which the payment is made.

      2. Notice and Defense. In case any audit or other proceeding shall be instituted by a federal, New York or North Carolina taxing authority involving any Covered Person in respect of which indemnity may be sought pursuant to
Section 1, such Covered Person shall notify the Company in writing within thirty
(30) days of the commencement of any such proceeding and the Company, upon request of the Covered Person, shall retain counsel reasonably satisfactory to the Covered Person to represent the Covered Person in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Covered Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Covered Person. The failure of a Covered Person to provide the Company with the thirty (30) day written notice required by this Section 2 shall relieve the Company of any obligations to any Covered Person under this Agreement.

      3. Settlement. The Company shall not be liable for the settlement of any audit or other proceeding initiated by a taxing authority that is effected without the Company's written consent, but if settled with the Company's consent or if there is a final judgment entered in any such proceeding in favor of any such taxing authority against a Covered Person, the Company agrees to indemnify the Covered Person from and against any loss or liability by reason of such settlement or judgment, calculated as provided in Section 1(b). The Company shall not, without the prior written consent of the Covered Person, effect any settlement of any pending or threatened proceeding in respect of which any Covered Person is or could have been a party and indemnity could have been sought hereunder by such Covered Person, unless such settlement includes an unconditional release of such Covered Person from all liability for the claims that are the subject matter of such proceeding.

      4. Tax Certificate. Metacomm and Aab represent and warrant to the Company that the factual statements relating to Metacomm, Aab, RTA and Melrich in the Tax Certificate of the Aab Affiliates addressed to Deloitte & Touche LLP and executed in connection with the Agreement are true and correct. If the foregoing representation and warranty is not true and correct (an "Inaccuracy"), each Covered Person acknowledges and agrees that the Company shall be relieved of any obligations to a Covered Person under this Indemnity Agreement; provided that the Company shall not be relieved of any such obligations if it can be reasonably shown by a Covered Person that the Inaccuracy was not material to the imposition of the income tax liability giving rise to a claim for indemnification hereunder. Metacomm and Aab further warrant and represent to the Company that neither the Internal Revenue Service nor any state taxing authority has notified Metacomm, RTA or Aab of any income tax liability claim involving any of them arising out of or relating to the First Quarter Book Classification. If this representation and warranty is untrue or incorrect, each Covered Person acknowledges and

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agrees that the Company shall be relieved of any obligations to a Covered Person under this Indemnity Agreement.

      5. Arbitration.

            (a) Any dispute, controversy, difference or claim arising out of, relating to or in connection with this Indemnity Agreement, any transaction hereunder, any agreement delivered pursuant to this Indemnity Agreement, or the breach hereof, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as otherwise agreed by the parties. Any such arbitration shall be conducted on the earliest possible date and conducted in Charlotte, North Carolina. The arbitrators' award shall be final and binding on the parties hereto and judgment upon the award may be entered in any court having jurisdiction thereof. Expenses in the arbitration shall be apportioned between the parties by the arbitrators.

            (b) Notwithstanding subsection (a), any party may, if it believes that it requires or is entitled to a temporary restraining order or preliminary injunctive relief to prevent irreparable injury, file a civil action in any court having jurisdiction seeking a restraining order or preliminary injunctive relief. Any claim or demand for monetary damages, a permanent injunction or other relief shall, however, be governed exclusively by the provisions for arbitration set forth in subsection (a).

      6. Binding Effect. This Indemnity Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, neither this Indemnity Agreement nor any of the rights, interests or obligations of any party may be assigned without the prior written consent of the other parties.

      7. Amendment. This Indemnity Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all the parties.

      8. Entire Agreement. This Indemnity Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

      9. Counterparts. This Indemnity Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

      10. Section Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Indemnity Agreement.

      11. Governing Law. The laws of the State of North Carolina (irrespective of its choice of laws, rules or principles) will govern the validity of this Indemnity Agreement, the

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construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

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      IN WITNESS WHEREOF, this Indemnity Agreement has been executed as of the date first above written.

                             US LEC Corp.

                             By: /s/ Michael Robinson
                                ------------------------------------------------
                             Title: Executive Vice President and Chief Financial Officer

                             /s/ Richard T. Aab
                             ---------------------------------------------------
                             Richard T. Aab, individually

                             /s/ Joyce M. Aab
                             ---------------------------------------------------
                             Joyce M. Aab, individually


                             Metacomm, LLC

                             By: /s/ Richard T. Aab
                                ------------------------------------------------
                             Title: Member
                                    --------------------------------------------


                             RTA Associates, LLC

                             By: /s/ Richard T. Aab
                                ------------------------------------------------
                             Title: Member
                                    --------------------------------------------